Exhibit 99.1

Inseego Repurchases All of Its Outstanding Preferred Stock, Further Strengthening Capital Structure

Company exchanges outstanding preferred stock for combination of cash, common stock and senior notes

SAN DIEGO, Calif. — January 14, 2026 — Inseego Corp. (Nasdaq: INSG) (the “Company”), a global leader in 5G mobile broadband and 5G fixed wireless access (FWA) solutions, today (the “Closing Date”) announced that it has completed the repurchase of all of its outstanding Fixed-Rate Cumulative Perpetual Preferred Stock, Series E (the “Preferred Stock”) in exchange for a combination of cash, common stock of the Company and senior secured notes.

Under the terms of the exchange, the Company retired 100% of the Preferred Stock, which had a liquidation preference of $42 million as of December 31, 2025, in exchange for $26 million of aggregate consideration, representing a 38% discount, and consisting of $10 million in cash, $8 million aggregate principal amount of the Company’s existing 9.0% Senior Secured Notes due 2029, and approximately 767,000 shares of the Company’s common stock.

The cash consideration will be paid in three equal installments, with one-third paid at the Closing Date, one-third payable six months following the Closing Date, and the remaining one-third payable 12 months following the Closing Date. The common stock issued in the exchange is subject to customary registration rights.

“This transaction is another step in the deliberate work we’ve been doing to simplify and strengthen Inseego’s capital structure,” said Steven Gatoff, CFO of Inseego. “By fully retiring the Preferred Stock at a discount to its aggregate liquidation preference, we are reducing long-term obligations, further improving the balance sheet and continuing to increase stockholder value.”

The Preferred Stock was held by an affiliate of Mubadala Capital. As a result of the exchange, that affiliate now holds a minority position in the Company’s common stock.

“We’re honored to have Mubadala Capital in our long-term journey and value creation mission as common stockholders,” said Juho Sarvikas, CEO of Inseego. “Our focus remains on executing our strategy, scaling the business, and delivering durable growth for our stockholders.”

About Inseego Corp.

Inseego Corp (Nasdaq: INSG) is a leading provider of cloud-managed, wireless broadband connectivity solutions. Inseego’s comprehensive hardware portfolio, combined with its Software-as-a-Service (SaaS) platform for device, network, and subscriber management, enables seamless business connectivity and simplifies subscription management, wireless deployments, and network operations for Fixed Wireless Access (FWA), IoT, and mobile networking. As an early pioneer in mobile broadband and a leading innovator in 5G for business, Inseego has delivered over 10 generations of solutions that provide unmatched speed, security, and reliability for businesses, government agencies, and educational institutions. For more information about Inseego, visit www.inseego.com.

Cautionary Note Regarding Forward-Looking Statements

Some of the information presented in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “may,” “estimate,” “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar words and phrases indicating future results. The information presented in this news release related to the Company, future business outlook, and other statements that are not purely historical facts are forward-looking. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections. They are subject to significant risks and uncertainties that could cause results to differ materially from those anticipated in such forward-looking statements. The Company, therefore, cannot guarantee future results, performance, or achievements. Actual results could differ materially from the Company’s expectations.

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Factors that could cause actual results to differ materially from the Company’s expectations include: (1) the Company’s dependence on a small number of customers for a substantial portion of its revenues; (2) the future demand for wireless broadband access to data and device management software and services and the Company’s ability to accurately forecast; (3) the growth of wireless wide-area networking and device management software and services; (4) customer and end-user acceptance of the Company’s current product and service offerings and market demand for the Company’s anticipated new product and service offerings; (5) the Company’s ability to develop sales channels and to onboard channel partners; (6) increased competition and pricing pressure from participants in the markets in which the Company is engaged; (7) dependence on third-party manufacturers and key component suppliers worldwide; (8) the impact of fluctuations of foreign currency exchange rates; (9) the impact of supply chain challenges on the Company’s ability to source components and manufacture the Company’s products; (10) unexpected liabilities or expenses; (11) the Company’s ability to introduce new products and services in a timely manner, including the ability to develop and launch 5G products at the speed and functionality required by its customers; (12) litigation, regulatory and IP developments related to the Company’s products or components of its products; (13) the Company’s ability to raise additional financing when the Company requires capital for operations or to satisfy corporate obligations; (14) the Company’s plans and expectations relating to acquisitions, divestitures, strategic relationships, international expansion, software and hardware developments, personnel matters, and cost containment initiatives, including restructuring activities and the timing of their implementations; (15) the global semiconductor shortage and any related price increases or supply chain disruptions, (16) the potential impact of COVID-19 or other global public health emergencies on the business, (17) the impact of high rates of inflation and rising interest rates, (18) the impact of import tariffs on the Company’s materials and products, and (19) the impact of geopolitical instability on the Company’s business.

These factors, as well as other factors set forth as risk factors or otherwise described in the reports filed by the Company with the SEC (available at www.sec.gov), could cause results to differ materially from those expressed in the Company’s forward-looking statements. The Company assumes no obligation to update publicly any forward-looking statements, even if new information becomes available or other events occur in the future, except as otherwise required under applicable law.

Inseego Investor Relations Contact:
Matt Glover
ir@inseego.com

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